Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-163482) of Constar International Inc. (“Constar”) of our report dated March 24, 2010 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of Constar at December 31, 2009 and for the period from May 1, 2009 through December 31, 2009, and of our report dated March 24, 2010 relating to the consolidated financial statements and financial statement schedule of Constar at December 31, 2008 and for the period from January 1, 2009 through April 30, 2009 and for the year ended December 31, 2008, which appear in this Form 10-K.
PricewaterhouseCoopers LLP
Philadelphia, PA
March 24, 2010